Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131080 on Form S-3 and Registration Statement No. 333-133261 on Form S-8 of our reports dated May 10, 2006, relating to the financial statements and financial statement schedules of UAP Holding Corp. and subsidiaries (the “Company”) and ConAgra Agricultural Products (a division of ConAgra Foods, Inc.) (the “Predecessor”) and Management’s Report on Internal Control over Financial Reporting, appearing in this Annual Report on Form 10-K of UAP Holding Corp. and subsidiaries for the year ended February 26, 2006.

DELOITTE & TOUCHE LLP

Denver, Colorado

May 10, 2006